Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $.0001 per Share, of Absolute Waste Services, Inc.; and further agree that this Joint Filing Agreement be included as Exhibit 1.  In evidence thereof, the undersigned hereby execute this Agreement this 9th day of March, 2004.

AUGUSTINE FUND, L.P.

By:	AUGUSTINE CAPITAL MANAGEMENT, LLC
General Partner

By:	/s/ John T. Porter
John T. Porter, President

AUGUSTINE CAPITAL MANAGEMENT, LLC

By:	/s/ John T. Porter
John T. Porter, President

/s/ Thomas Duszynski
Thomas Duszynski

/s/ Brian D. Porter
Brian D. Porter

/s/ John T. Porter
John T. Porter